Exhibit 99.1

eCOST.com, Inc. receives Nasdaq delisting notice

Torrance, CA, December 5, 2005—eCOST.com (Nasdaq: ECST), a leading online discount retailer, announced that it had received a delisting notification from Nasdaq on November 18, 2005 stating that, based upon the Company’s financial results for the quarter ended September 30, 2005, the Company does not comply with Marketplace Rule 4450(a)(3), which requires the Company to have a minimum of $10,000,000 in stockholders’ equity for continued listing on The Nasdaq National Market.

The Company must submit a response to Nasdaq outling a specific plan and timeline to achieve and sustain compliance with the Nasdaq rules. If Nasdaq determines that the Company has not presented a plan that adequately addresses the issues noted by Nasdaq, Nasdaq will provide a written notification that the Company’s common shares will be delisted. At that time, the Company will have the right to appeal Nasdaq’s determination to a Nasdaq Listing Qualifications Panel.

As the Company has previously announced, on November 29, 2005, the Company and PFSweb, Inc. entered into a definitive merger agreement, pursuant to which the Company will become a wholly owned subsidiary of PFSweb and each outstanding share of the Company will be converted into one PFSweb common share, which will trade on the Nasdaq Capital Market. Accordingly, after the closing of the merger, the Company intends to delist its securities from The Nasdaq National Market. The Company currently anticipates that the merger will close in the first quarter of 2006.

The Company intends to notify the Staff of its intention to proceed with the proposed merger, and of the steps the Company intends to take in the event the merger is not consummated, which may include issuing additional equity or submitting an application to list its securities on The Nasdaq Capital Market.

The Company expects to report further news as it becomes available.

About eCOST.com, Inc.

eCOST.com is a leading multi-category online discount retailer of high-quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. eCOST.com markets over 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, HP, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet (http://www.ecost.com) and through direct marketing. Prior to April 11, 2005, eCOST.com was a subsidiary of PC Mall, Inc.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include eCOST.com’s expectations, hopes or intentions regarding the future, including but not limited to statements regarding eCOST.com’s agreement to merge with PFSweb and the anticipated closing date for such merger. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the inability of eCOST.com and PFSweb to, among other things, obtain approval from their respective shareholders for the transaction. All forward-looking statements in this document are made as of the date hereof, based on information available to eCOST.com as of the date hereof, and eCOST.com assumes no obligation to update any forward-looking statement.